                                                                     EXHIBIT 3.1

                     RESTATED ARTICLES OF INCORPORATION OF
                          PEERLESS SYSTEMS CORPORATION


    Edward A. Gavaldon and Stephen R. Butterfield each certify that:

    1. They are the President and Secretary, respectively, of Peerless Systems Corporation, a California corporation.

    2. The Articles of Incorporation of this Corporation are hereby amended and restated to read as follows:

                                      "I.

    The name of the Corporation is Peerless Systems Corporation.

                                      II.

    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

    A. The Corporation is authorized to issue two (2) classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is thirty million (30,000,000) shares, fifteen million (15,000,000) shares of which shall be Common Stock and fifteen million (15,000,000) shares of which shall be Preferred Stock.

    B. One million seven hundred thirty-five thousand eight hundred ninety-nine (1,735,899) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock," one million seven hundred thirty-five thousand eight hundred ninety-nine (1,735,899) of the authorized shares of Preferred Stock are hereby designated "Series A1 Preferred Stock," three million two hundred thousand (3,200,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock," and three million two hundred thousand (3,200,000) of the authorized shares of Preferred Stock are hereby designated "Series B1 Preferred Stock," with the respective rights, preferences, privileges and restrictions as set forth in the succeeding provisions of this Article III. The Series A Preferred Stock, the Series A1 Preferred Stock, the Series B Preferred Stock and the Series B1 Preferred Stock are referred to herein collectively as the "Preferred Stock."

    C. Except as specifically set forth in these Articles, the preferences, privileges and restrictions granted to or imposed on each of the Series A Preferred Stock and the Series B

                                      1.

Preferred Stock, or the holders thereof, shall be identical to those granted to or imposed on the Series A1 Preferred Stock and the Series B1 Preferred Stock, respectively, or the respective holders thereof, and each reference to the Series A Preferred Stock and Series B Preferred Stock shall also be deemed a reference to the Series A1 Preferred Stock and the Series B1 Preferred Stock, respectively.

    D. The respective rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows:

        1.  Dividends.
            ---------

            (a) The holders of the Series A Preferred Stock and the Series B Preferred Stock shall be entitled to an annual noncumulative dividend preference of Twelve Cents ($0.12) per share (as adjusted for any combinations, consolidations, stock splits, stock distributions or stock dividends with respect to such shares). Dividends on the Preferred Stock shall be payable only out of funds legally available therefor, and shall be payable only when and as declared by the Board of Directors. No such dividends shall accrue or accumulate for any period unless declared in respect of that period by the Board of Directors. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

            (b) Unless and until all declared but unpaid dividends on the Preferred Stock, if any, shall have been fully paid or a sum sufficient for the full payment thereof set apart, and until dividends in the total amount of Twelve Cents ($0.12) per share on the Series A Preferred Stock and the Series B Preferred Stock (as adjusted for any combinations, consolidations, stock splits, stock distributions or stock dividends with respect to such shares) shall have been paid or declared and funds set apart therefor in respect of the then current year, (i) no dividend whatsoever (other than a dividend payable solely in Common Stock of the Corporation) shall be paid or declared or funds set apart for the payment thereof, and no distribution shall be made on any Common Stock, and (ii) no shares of Common Stock shall be purchased, redeemed, or acquired by the Corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held at the time of such purchase by the present or former employees, officers, directors, consultants, or other persons performing services for the Corporation or any subsidiary thereof (including, but not by way of limitation, distributors and sales representatives) that are subject to restrictive stock purchase agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment.

        2.  Liquidation Preference.
            ----------------------

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be entitled to receive an amount per share equal to (i) One Dollar

                                      2.

and Fifty Cents ($1.50) and One Dollar and Fifty-five Cents ($1.55), respectively (as adjusted for any combinations, consolidations, stock splits, stock distributions, stock dividends or recapitalizations with respect to such shares), and (ii) all declared but unpaid dividends, if any, on each share of Preferred Stock then held by such holders. Such distribution shall be prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof. If upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then all of the assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Preferred Stock in proportion to the liquidation preference of the shares of Preferred Stock then held by them.

            (b) After payment to the holders of the Preferred Stock of the amounts set forth in Section 2(a) above, then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them (excluding the Preferred Stock on an as-converted basis) until such time as the holders of Common Stock have received, in the aggregate, distributions equal to $1,250,000. Thereafter, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Preferred Stock in proportion to the shares of Common Stock and the Preferred Stock (on an as-converted basis) then held by them; provided, however, that holders of Preferred Stock shall not be entitled to share in any such distribution after the holders of Preferred Stock have received (including amounts received by such holders pursuant to Section 2(a) above) Four Dollars and Fifty Cents ($4.50) per share of Series A Preferred Stock and Four Dollars and Sixty-five Cents ($4.65) per share of Series B Preferred Stock then held by them (as adjusted for any combinations, consolidations, stock splits, stock distributions, stock dividends or recapitalizations with respect to such shares).

            (c) The following events shall be considered a liquidation under this Section 2:

                (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization and in which the holders of the Corporation's securities do not continue to hold, directly or indirectly, at least fifty percent (50%) of the voting securities of the surviving entity, or any transaction or series of related transactions by the Corporation in any twelve (12) month period in which in excess of fifty percent (50%) of the Corporation's outstanding voting power is transferred; and

                (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation.

            (d) Any securities to be delivered to the holders of the Preferred Stock or Common Stock pursuant to this Section 2 shall be valued as follows:

                                      3.

                (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                        (1) If traded on a securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

                        (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing; and

                        (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than fifty percent (50%) of the outstanding Preferred Stock or, if no such determination can be agreed to, as determined by an appraiser selected by the Corporation and the holders of not less than fifty percent (50%) of the outstanding Preferred Stock.

                (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Sections 2(d)(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of not less than fifty percent (50%) of the outstanding Preferred Stock, or, if no such determination can be agreed to, as determined by an appraiser selected by the Corporation and the holders of not less than fifty percent (50%) of the outstanding Preferred Stock.

            (e) The Corporation shall give each holder of record of Series A Preferred Stock and Series B Preferred Stock written notice of any transaction described in Section 2(c) above not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of said notices shall describe the material terms and conditions of the contemplated transaction, as well as the terms and conditions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the mailing by the Corporation of the first notice provided for herein or sooner than ten (10) days after the mailing by the Corporation of any notice of material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of not less than fifty percent (50%) of the then outstanding Series A Preferred Stock and Series B Preferred Stock, together as a class.

        3.  Redemption.
            ----------

            (a) Upon the request of the holders of a majority of the then outstanding shares of Preferred Stock, the Corporation shall redeem all shares of Preferred Stock then outstanding in three equal installments on June 1, 1999, June 1, 2000, and June 1, 2001, provided, that no redemption shall be required or effected unless and until the holders of a

                                      4.

majority in aggregate principal amount of the Corporation's then outstanding 7.00% Senior Convertible Subordinated Debentures Due 2001 (the "Debentures") consent to such redemption. On or prior to April 1, 1999, but in no event earlier than January 31, 1999, the Corporation shall give written notice by mail, postage prepaid, to the holders of the then outstanding Preferred Stock at the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice. Such notice shall set forth the date specified for redemption and the Redemption Price (as defined below) and shall further state that (i) any holder of Preferred Stock who intends to request redemption of its Preferred Stock pursuant to this
Section 3 commencing on June 1, 1999, must give written notice to the Corporation of its request for redemption on or before May 1, 1999, and (ii) no redemption commencing on June 1, 1999, will occur unless the Corporation receives requests for redemption from the holders of a majority of the shares of Preferred Stock then outstanding, in which event the holders of the Preferred Stock will have a further right of redemption commencing on June 1, 2000.

          (b) If the Corporation receives requests for redemption on or prior to May 1, 1999, from the holders of a majority of the Preferred Stock and obtain the requisite consents from the holders of the Debentures, it shall give written notice by mail, postage prepaid, to the holders of the Preferred Stock that all shares of Preferred Stock will be redeemed in three equal installments on June 1, 1999, June 1, 2000, and June 1, 2001 (collectively, the "Redemption Dates" and each individually the "Redemption Date") for a cash price of (i) One Dollar and Fifty Cents ($1.50) per share for the Series A Preferred Stock (the "Series A Redemption Price") and One Dollar and Fifty-five Cents ($1.55) per share of Series B Preferred Stock (the "Series B Redemption Price"), and (ii) all declared but unpaid dividends, if any, on each share of Preferred Stock then held by such holders (as adjusted for any combinations, consolidations, stock splits, stock distributions, stock dividends or recapitalizations with respect to such shares). The notice shall further call upon such holders to surrender to the Corporation on or before the relevant Redemption Date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed and shall state that, in lieu of redemption, a holder may, prior to the relevant Redemption Date, convert its Preferred Stock into Common Stock in accordance with Section 5 below. Except as provided in Section 3(c), on or after the Redemption Date, each holder of shares of Series A Preferred Stock and Series B Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. In the event that the Corporation receives on or prior to May 1, 1999 requests for redemption commencing on June 1, 1999 from less than the holders of a majority of the Preferred Stock or fails to receive the requisite consents from the holders of the Debentures, the holders of the Preferred Stock shall have a further right of redemption upon the same terms as set forth in this Section 3 except that each of the dates set forth in Sections 3(a) and 3(b), other than the last date in Section 3(a) and the dates in this sentence, shall be one year later.

                                      5.

            (c) From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares which have been redeemed (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock and Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date, then those funds which are legally available for such purpose will be used to redeem the maximum possible number of such shares ratably among the holders of such shares of Series A Preferred Stock and Series B Preferred Stock to be redeemed based upon their holdings of Series A Preferred Stock and Series B Preferred Stock; provided, however, that no Premium shall be paid until all shares of Preferred Stock have been redeemed. The shares of Series A Preferred Stock and Series B Preferred Stock not redeemed shall remain outstanding and entitled to all respective rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares of Series A Preferred Stock and Series B Preferred Stock which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

            (d) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Series A Preferred Stock and Series B Preferred Stock to be redeemed and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of One Hundred Million Dollars ($100,000,000) as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price for such shares to their respective holders on or after the applicable Redemption Date upon receipt of notification from the Corporation that such holder has surrendered its share certificate to the Corporation pursuant to Section 3(b) above. Such instructions shall also provide that any monies deposited by the Corporation pursuant to this Section 3(d) for the redemption of shares of Preferred Stock thereafter converted into shares of the Corporation's Common Stock pursuant to Section 5 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 3(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

            (e) The Corporation shall, to the fullest extent permitted by law, do all things permitted by law and necessary to redeem the Series A Preferred Stock and Series B Preferred Stock as provided herein and make the payments therefor required by this Section 3. For the purpose of determining whether funds are legally available for redemption of shares of Series A Preferred Stock and Series B Preferred Stock as provided herein, the Corporation shall value its assets at the highest amount permissible under applicable law.

        4.  Voting Rights; Directors.
            ------------------------

                                      6.

            (a) Except as otherwise expressly provided herein or as required by law, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at that time and shall have voting rights and powers corresponding to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

            (b) (i) The authorized number of directors of the Corporation shall be five (5).

                (ii) So long as at least five hundred thousand (500,000) shares of Series A Preferred Stock (as adjusted for any combinations, consolidations, stock splits, stock dividends or stock distributions with respect to such shares) are outstanding, the holders of Series A Preferred Stock shall be entitled, voting as a class, to elect one (1) director to the Board of Directors at each meeting or by consent of shareholders for the election of directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. At such time as there are fewer than five hundred thousand (500,000) shares of Series A Preferred Stock outstanding (as appropriately adjusted for any stock splits, stock dividends or the like), such director shall be elected and/or removed solely by a vote of the holders of the Common Stock and the Series A Preferred Stock voting together as a single class.

                (iii) So long as at least five hundred thousand (500,000) shares of Series B Preferred Stock (as adjusted for any combinations, consolidations, stock splits, stock dividends or stock distributions with respect to such shares) are outstanding, the holders of Series B Preferred Stock shall be entitled, voting as a class, to elect one (1) director to the Board of Directors at each meeting or by consent of shareholders for the election of directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. At such time as there are fewer than five hundred thousand (500,000) shares of Series B Preferred Stock outstanding (as appropriately adjusted for any stock splits, stock dividends or the like), such director shall be elected and/or removed solely by a vote of the holders of the Common Stock and the Series B Preferred Stock voting together as a single class.

                (iv) The holders of Common Stock (without the Preferred Stock voting on an as-converted basis) shall be entitled to elect two (2) directors to the Board of Directors at each meeting or consent of shareholders for the election of directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

                (v) The holders of Common Stock and the Preferred Stock, voting together as a single class (with the Preferred Stock voting on an as-converted basis) shall be entitled to elect one (1) director to the Board of Directors at each meeting or consent of

                                      7.

shareholders for the election of directors and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

        5.   Conversion.   The holders of the Preferred Stock shall have
             ----------
conversion rights as follows (the "Conversion Rights"):

             (a)  Right to Convert.
                  ----------------

                  (i) Each share of Series A Preferred Stock and Series A1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing One Dollar and Fifty Cents ($1.50), plus all declared but unpaid dividends on such shares of Preferred Stock, by the Series A Conversion Price or the Series A1 Conversion Price, as the case may be, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. Each share of Series B Preferred Stock and Series B1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing One Dollar and Fifty-five Cents ($1.55), plus all declared but unpaid dividends on such shares of Preferred Stock, by the Series B Conversion Price or the Series B1 Conversion Price, as the case may be, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion.

                  (ii) The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock (the "Series A Conversion Price") and the Series A1 Preferred Stock (the "Series A1 Conversion Price") shall initially be One Dollar and Fifty Cents ($1.50) per share of Common Stock. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred Stock (the "Series B Conversion Price") and the Series B1 Preferred Stock (the "Series B1 Conversion Price") shall initially be One Dollar and Fifty-five Cents ($1.55) per share of Common Stock. The Series A Conversion Price, the Series A1 Conversion Price, the Series B Conversion Price and the Series B1 Conversion Price are sometimes collectively referred to herein as the "Conversion Price," which term shall also designate only the applicable conversion price of a particular series to the extent the context so requires. The Conversion Price shall be adjusted from time to time as hereinafter provided.

             (b)   Automatic Conversion.
                   --------------------

                   (i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for the respective series of Preferred Stock, immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Act"), (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor rule thereto) or to an employee benefit plan of the Corporation), (1) at a public offering price (prior to underwriter commissions and expenses) per share of

                                      8.

Common Stock (appropriately adjusted for subdivisions and combinations of shares of Common Stock and dividends on Common Stock payable in shares of Common Stock) equal to or exceeding three times the then applicable Conversion Price of the Series A Preferred Stock, and (2) with gross proceeds to the Corporation of at least Ten Million Dollars ($10,000,000) (a "Qualifying IPO"). In the event of such an offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted that Preferred Stock until immediately prior to the closing of such offering.

                   (ii) (1) For purposes of this Section 5(b)(ii), the following definitions shall apply:

                              (A) "New Securities" shall mean any Common Stock
or Preferred Stock of the Corporation, whether now authorized or not, and rights, options, or warrants to purchase said Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said Common Stock or Preferred Stock; provided, however, that "New Securities" does not include (i) securities issuable upon conversion of or with respect to the Preferred Stock, (ii) shares of Common Stock issuable upon exercise of any warrants to purchase Common Stock issued pursuant to that certain Series A Preferred Stock and Warrant Purchase Agreement (the "Series A Purchase Agreement") dated as of March 27, 1991, as amended, and that certain Series B Preferred Stock and Warrant Purchase Agreement, dated June 5, 1993 (the "Series B Purchase Agreement"), (iii) securities offered to the public pursuant to a registration statement filed under the Securities Act, (iv) securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of all or substantially all of the assets, or other reorganization whereby the Corporation owns not less than fifty-one percent (51%) of the voting power of such corporation, or securities issued by the Corporation in a merger transaction in which the Corporation is effectively acquired by another entity,
(v) shares of Common Stock (or stock options) issued to employees, officers, directors or consultants of the Corporation and approved by the Corporation's Board of Directors and shares of Common Stock issued pursuant to the Corporation's 1992 Stock Option Plan, as may be amended from time to time, or any replacement or successor plan; provided that the total number of shares of Common Stock issuable to such persons or pursuant to such plan shall not exceed 1,783,000, (vi) shares of Common Stock issued pursuant to the Company's Deferred Compensation Stock Purchase Plan, as may be amended from time to time, or any replacement or successor plan; provided that the total number of shares of Common Stock issuable pursuant to such plan shall not exceed 131,000,
(vii) shares of Common Stock issued pursuant to the Company's Employee Stock Purchase Plan, as may be amended from time to time, or any replacement or successor plan; provided that the total number of shares of Common Stock issuable pursuant to such plan shall not exceed 450,000, (viii) shares of the Corporation's Common Stock or Preferred Stock issued in connection with any stock split, stock dividend or recapitalization, (ix) securities issued pursuant to the acquisition of license or other rights, assets or technology from third parties, on the condition that such issuance and acquisition is unanimously approved by the Board of Directors, (x) securities issued in connection with equipment purchase or lease transactions to the seller or lessor of such equipment, on the condition that such issuance and purchase or lease is unanimously approved by the Board of Directors, (xi) that certain Warrant Agreement dated September 12, 1991 by the Company in favor of Comdisco, Inc., a Delaware
                                      9.

corporation ("Comdisco") and that certain Warrant Agreement dated February, 1993 by the Company in favor of Comdisco and any additional warrant issued to Comdisco for the purchase of Series A Preferred Stock or Series B Preferred Stock pursuant to the terms of such Warrant Agreements (the "Comdisco Agreements"), and any amendments, modifications and supplements to such warrants, and the Preferred Stock issuable upon exercise of all such warrants and the Common Stock issuable on the conversion of such Preferred Stock,
(xii) warrants issued by the Corporation in connection with the guarantee of the Corporation's line of credit (the "Guarantee Agreements") and the Common Stock issuable upon exercise of such warrants and (xiii) the Debentures and the Common Stock or other securities issuable upon conversion thereof.

                              (B) "Pro Rata Share" shall mean the portion
determined by the ratio of the number of shares of Common Stock issuable upon the conversion of Preferred Stock then held by a holder of Series A Preferred Stock (a "Series A Holder") or a holder of Series B Preferred Stock (a "Series B Holder"), as applicable, to the total number of shares of Common Stock of the Corporation outstanding, assuming conversion of all outstanding Preferred Stock.

                              (C) "Dilutive Issuance" shall mean the issuance of
New Securities without consideration or for a consideration per common share equivalent (as determined in Section 5d(v) herein) less than the Series A Conversion Price (but not the Series A1 Conversion Price) or the Series B Conversion Price (but not the Series B1 Conversion Price) in effect on the date of and immediately prior to such issue and in which the Corporation sells at least $1,000,000 of New Securities.

                              (D) "Diluted Stock" shall mean shares of Series A
Preferred Stock (but not the Series A1 Preferred Stock) or the Series B Preferred Stock (but not the Series B1 Preferred Stock) that have a per share Series A Conversion Price or Series B Conversion Price, as applicable, greater than the consideration per share to be received in a Dilutive Issuance.

                              (E) "Diluted Holder" shall mean any Series A
Holder or Series B Holder, as applicable, of Diluted Stock.

                              (F) "Participating Investor" shall mean any
Diluted Holder that agrees to purchase at least its Pro Rata Share of a Dilutive Issuance pursuant to Section 5(b)(ii)(2) hereof for its own account or for the account of an assignee. For purposes of this definition, one hundred percent (100%) of a Diluted Holder's investment in a Dilutive Issuance shall be allocated first to the Diluted Holder's Pro Rata Share for purposes of determining whether such Diluted Holder has agreed to purchase at least its Pro Rata Share of the Dilutive Issuance, regardless of whether such Diluted Holder may have rights by virtue of its ownership of other series of Preferred Stock or otherwise to participate in the Dilutive Issuance.

                              (G) "Non-participating Investor" shall mean any
Diluted Holder that is not a Participating Investor.

                                      10.

                              (H) "Purchased Share" for a Non-participating
Investor shall mean the portion of a Dilutive Issuance, if any, that such Non-participating Investor agrees to purchase (considering for this purpose, one hundred percent (100%) of the Non-participating Investor's investment in the Dilutive Issuance).

                              (I) "Conversion Rate" for a Non-participating
Investor shall mean that fraction the numerator of which is such Non-participating Investor's Pro Rata Share less such Non-participating Investor's Purchased Share and the denominator of which is such Non-participating Investor's Pro Rata Share.

                              (J) "Issuance Notice" shall mean a written notice
stating the Corporation's intention to issue a Dilutive Issuance and describing the type of New Securities, the price and the general terms upon which the Corporation proposes to issue the same.

                              (K) "Notice Period" shall mean the twenty (20)
days immediately following the date of the Issuance Notice.

                              (L) "Overallotment Shares" shall mean any shares
of a Dilutive Issuance that Participating Investors and Non-participating Investors have not agreed to purchase by the end of a Notice Period.

                        (2) In the event the Corporation proposes to undertake a Dilutive Issuance, it shall give each Diluted Holder an Issuance Notice. Each Diluted Holder shall, within the Notice Period, provide written notice to the Corporation that (i) such Holder agrees to become a Participating Investor for the price and upon the terms specified in the Issuance Notice, or (ii) such Holder shall be a Non-participating Investor. Any Diluted Holder who shall fail to provide such written notice within the Notice Period shall be deemed to be a Non-participating Investor with a Purchased Share equal to zero. After the expiration of the Notice Period, the Corporation shall provide to all Participating Investors written notice (the "Overallotment Notice") of any Overallotment Shares, and such Participating Investors shall have the right to purchase such Overallotment Shares, on a pro rata basis, by giving written notice to the Corporation within the ten (10) day period immediately following the date of the Overallotment Notice.

                        (3) Diluted Stock held by each and every Non-participating Investor shall be automatically converted immediately prior to the closing of the applicable Dilutive Issuance as follows:

                              (A) The number of shares of Series A Preferred
Stock equal to the nearest whole number determined by multiplying the number of shares of Series A Preferred Stock held by such Non-participating Investor by the Conversion Rate for such Non-participating Investor shall automatically be converted into an equal number of shares of Series A1 Preferred Stock. The remaining shares of Series A Preferred Stock, if any, held by such Non-participating Investor shall remain outstanding and shall not be converted.


                                      11.

                              (B) The number of shares of Series B Preferred
Stock equal to the nearest whole number determined by multiplying the number of shares of Series B Preferred Stock held by such Non-participating Investor by the Conversion Rate for such Non-participating Investor shall automatically be converted into an equal number of shares of Series B1 Preferred Stock. The remaining shares of Series B Preferred Stock, if any, held by such Non-participating Investor shall remain outstanding and shall not be converted.

In no event shall any share of Series A Preferred Stock or Series B Preferred Stock be automatically converted into a share of Series A1 Preferred Stock or Series B1 Preferred Stock unless such Series A Preferred Stock or Series B Preferred Stock, as the case may be, constitutes Diluted Stock as defined in
Section 5(b)(ii)(1) hereof.

                        (4) Upon the conversion of Diluted Stock held by a Non-participating Investor as set forth herein, the shares of Diluted Stock converted shall no longer be outstanding on the books of the Corporation, and the Non-participating Investor shall be treated for all purposes as the record holder of shares of Series A1 Preferred Stock or Series B1 Preferred Stock, as the case may be, into which such Diluted Stock was converted on the date of closing of the applicable Dilutive Issuance and immediately prior to such Dilutive Issuance. Shares of Diluted Stock that do not convert pursuant to
Section 5(b)(ii)(3) shall remain outstanding on the books of the Corporation, and the holders of such shares shall continue to be treated for all purposes as the record holders of such shares.

            (c) Mechanics of Conversion.   Before any holder of Preferred Stock
                -----------------------
shall be entitled to convert the same into shares of Common Stock (other than pursuant to the automatic conversion provisions of Section 5(b) above), such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (d) Adjustments to Conversion Price for Diluting Issues.
                ---------------------------------------------------

                (i) Special Definitions.  For purposes of this Section 5(d), the
                    -------------------
following definitions apply:

                    (1) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as hereinafter defined).

                                      12.

                    (2) "Original Issue Date" shall mean, with respect to the Series A Preferred Stock and the Series B Preferred Stock, the date on which the first shares of the respective series of Preferred Stock were first issued, provided, that the Original Issue Dates of the Series A1 Preferred Stock and the Series B1 Preferred Stock shall mean the dates on which the first shares of the Series A Preferred Stock and the Series B Preferred Stock, respectively, were first issued.

                    (3) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                    (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 5(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued (or deemed to be issued) or issuable:

                        (A) upon conversion of shares of the Preferred Stock;

                        (B) upon exercise of warrants pursuant the Series A Purchase Agreement, the Series B Purchase Agreement, the Comdisco Agreements and the Guarantee Agreements;

                        (C) pursuant to the acquisition of another corporation by the Corporation by merger, purchase of all or substantially all of the assets, or other reorganization whereby the Corporation owns not less than fifty-one percent (51%) of the voting power of such corporation, or securities issued by the Corporation in a merger transaction in which the Corporation is effectively acquired by another entity;

                        (D) to employees, officers, directors or consultants of the Corporation and approved by the Corporation's Board of Directors and shares of Common Stock issued pursuant to the Corporation's 1992 Stock Option Plan, as may be amended from time to time, or any replacement or successor plan; provided that the total number of shares of Common Stock issuable to such persons or pursuant to such plan shall not exceed 1,783,000;

                        (E) pursuant to the acquisition of license or other rights, assets or technology from third parties, on the conditions that such issuance and acquisition is unanimously approved by the Board of Directors;

                        (F) in connection with equipment purchase or lease transactions to the seller or lessor of such equipment, on the condition that such issuance and purchase or lease is unanimously approved by the Board of Directors;

                        (G) for which adjustment of the Conversion Price is made pursuant to Section 5(d)(vi);

                                      13.

                        (H) pursuant to issuance of the Debentures or upon conversion thereof;

                        (I) pursuant to unanimous approval of the Board of Directors; or

                        (J) by way of a dividend or other distribution of shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause(s) (A) through (I) above.

                (ii) No Adjustment of Conversion Price. No adjustment in the
                     ---------------------------------
Conversion Price of a particular share of Series A Preferred Stock or Series B Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Series A Preferred Stock and Series B Preferred Stock, respectively. No adjustment in the Conversion Price of any share of Series A1 Preferred Stock or Series B1 Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock.

                (iii) Deemed Issue of Additional Shares of Common Stock.  In the
                      -------------------------------------------------
event the Corporation at any time or from time to time after the Original Issuance Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                      (1) no further adjustments in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                      (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any

                                      14.

subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the applicable Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock);

                      (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                          (A) in the case of Convertible Securities or Options
for Common the only Additional Shares of Common issued were the shares of Common, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                          (B) in the case of Options for Convertible Securities,
only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 5(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                      (4) no readjustment pursuant to clauses (2) or (3) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (A) the applicable Conversion Price on the original adjustment date, or (B) the applicable Conversion Price that would have resulted from any actual issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                      (5) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made, except as to shares of Preferred Stock converted in such period, until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

                      (6) if any such record date shall have been fixed and such Options or applicable Convertible Securities are not issued on the date fixed thereof, the adjustment previously made in the Conversion Price which became effective on such record date shall be

                                      15.

canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

                (iv) Adjustment of Conversion Price Upon Issuance of Additional
                     ----------------------------------------------------------
Shares of Common Stock. In the event this Corporation, at any time after the
- ----------------------
Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(d)(iii) but excluding Additional Shares of Common Stock under Section 5(d)(i)(4)(G), which event is covered under Section 5(d)(vi) hereof) without consideration or for a consideration per share less than the Series A Conversion Price or the Series B Conversion Price, as the case may be, in effect on the date of and immediately prior to such issue, then and in such event, such Series A Conversion Price or Series B Conversion Price, but not the Series A1 Conversion Price or the Series B1 Conversion Price, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price or the Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

                (v) Determination of Consideration.   For purposes of this
                    ------------------------------
Section 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (1) Cash and Property.  Such consideration shall:
                        -----------------

                        (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                        (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Corporation's Board of Directors; and

                        (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                                      16.

                    (2) Options and Convertible Securities.  The consideration
                        ----------------------------------
per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                        (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                        (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                (vi) Adjustments for Combinations or Subdivisions of Common
                     -------------------------------------------------------
Stock. In the event that this Corporation at any time or from time to time after
- -----
the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for each series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

          (e) Other Distributions.  In the event the Corporation shall at any
              -------------------
time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than Additional Shares of Common Stock, then in each such event provision shall be made so that the holders of Preferred Stock shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had their stock been converted into Common Stock on the date of such event.

          (f) No Impairment.  The Corporation will not, by amendment of its
              -------------
Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                                      17.

          (g) Certificates as to Adjustments.   Upon the occurrence of each
              ------------------------------
adjustment or readjustment of the applicable Conversion Price pursuant to this
Section 5, the Corporation at its expense shall promptly compute such adjustment and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price for each series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

          (h) Notices of Record Date.   In the event of any taking by the
              ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive Additional Shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken, and the amount and character of such dividend, distribution, security or right.

          (i) Issue Taxes.  The Corporation shall pay any and all issue and
              -----------
other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (j) Reservation of Stock Issuable Upon Conversion.  The Corporation
              ----------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles.

          (k) Fractional Shares.  No fractional share shall be issued upon the
              -----------------
conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock, as the case may be, by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation

                                      18.

shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as conclusively determined in good faith by the Board of Directors of the Corporation).

          (l) Notices.  Any notice required by the provisions of this Section 5
              -------
to be given to the holders of shares of Preferred Stock shall be in writing and shall be effective five (5) days after deposited by first-class mail, postage prepaid, with the United States mail or delivery by hand, by fax or by messenger or air courier, if addressed to each such holder at its address appearing on the books of the Corporation or at such other address as such holder shall have furnished to the Corporation in writing.

          (m) Adjustments.  In case of any reorganization or any
              -----------
reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation or corporations, other than any such event covered by Section 2(c) above, each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Stock to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Preferred Stock.

      6.  Amendment.   Any term relating to the Preferred Stock may be amended
          ---------
only with the affirmative vote or written consent of holders of more than fifty percent (50%) of all Preferred Stock then outstanding and the affirmative vote or written consent of holders of more than fifty percent (50%) of all shares of Common Stock then outstanding. Any amendment so effected shall be binding upon the Corporation and any holder of Preferred Stock.

      7.  Restrictions and Limitations.  As used in this Section 7, the Series
          ----------------------------
A Preferred Stock and the Series B Preferred Stock shall include the Series A1 Preferred Stock and the Series B1 Preferred Stock. So long as at least five hundred thousand (500,000) shares of Series A Preferred Stock and Series B Preferred Stock (as adjusted for any combinations, consolidations, stock splits, stock distributions or stock dividends with respect to such shares) remain outstanding, the Corporation shall not, without the vote or written consent of the holders of more than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as one class, and fifty percent (50%) of the then outstanding shares of Common Stock, voting as a single class:

                (i) Authorize or issue, or obligate itself to issue, any New Securities (as such term is defined in Section 5) or any debt security, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any debt security, or

                                      19.

                (ii) Effect any sale or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, any consolidation or merger involving the Corporation or any of its subsidiaries, any reclassification or other change of its capital stock or any recapitalization of the Corporation; or

                (iii) Amend, alter or repeal its Articles of Incorporation or Bylaws (including any filing of a Certificate of Determination); or

                (iv) Effect any liquidation, dissolution, or reorganization of the Corporation; or

                (v) Declare, pay or set apart funds for the payment of, any dividends or distributions (payable in Common Stock or otherwise) on the Common Stock of the Corporation; or

                (vi) Redeem any Common Stock other than a redemption or repurchase that is unanimously approved by the Corporation's Board of Directors or a redemption or repurchase pursuant to the exercise of any contractual rights of first refusal unanimously approved by the Corporation's Board of Directors.

      8.  No Reissuance of Preferred Stock.   No share or shares of Preferred
          --------------------------------
Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of Preferred Stock.

                                      IV.

    The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                       V.

    The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions, or through agreements with the agents, or through shareholder resolutions, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to indemnification."

      3. The foregoing amendment and restatement of the articles of incorporation has been duly approved by the Board of Directors of this Corporation.

                                      20.

      4. The foregoing amendment and restatement of the articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is 4,014,315 shares of Common Stock, 1,666,666 shares of Series A Preferred Stock and 2,251,777 shares of Series B Preferred Stock. The total number of shares of each class voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required of each class was more than fifty percent (50%).

                                      21.

    We further declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

    Executed at El Segundo, California, on October 6, 1995.



                        _____________________________________________________
                        Edward A. Gavaldon, President



                        _____________________________________________________
                        Stephen R. Butterfield, Secretary



                                      22.